Exhibit 99.1
For Release on February 22, 2011
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR
2010 FINANCIAL RESULTS
New York, NY — February 22, 2011 — Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the fourth quarter and full-year ended December 31, 2010.
Fourth Quarter and Full-Year Overview:
•	Revenue decreased 0.2% in Q4 2010 compared to Q4 2009 and 4.7% in full-year 2010 compared with full-year 2009. Q4 2010 total revenue includes $2.7 million of personal training revenue recognized for expired and unused sessions in three of our jurisdictions.

•	Comparable club revenue decreased 1.7% in Q4 2010 compared to Q4 2009 and 4.3% in full-year 2010 compared to full-year 2009.

•	Total member count increased 1.4% to 493,000 at December 31, 2010, compared to December 31, 2009.

•	Membership attrition averaged 3.4% per month in Q4 2010 and 3.5% per month in full-year 2010 compared to 3.6% per month in Q4 2009 and 3.8% per month in full-year 2009.

•	Earnings (loss) per share was $0.06 in Q4 2010 and $(0.01) in full-year 2010 compared to $(0.33) in Q4 2009 and $(0.25) in full-year 2009.

•	Q4 2010 results included $2.7 million of personal training revenue, or $1.5 million net of taxes, recognized for expired and unused personal training revenue, or approximately $0.07 per share. Q4 2009 results reflected internal use software and fixed asset impairment charges and the effect of an accounting error, which collectively resulted in charges, net of taxes, of $7.4 million, or $(0.33) per share.
Robert Giardina, Chief Executive Officer of TSI, commented: “We are very pleased with the progress we made in 2010, and how Town Sports is positioned as we enter 2011. We ended the year with some positive momentum in the business for the first time in more than two years, including improvements in our comparable club revenue comparison, as well as our personal training and membership trends. Our balance sheet has also improved from a year ago, and we believe our approach to the business is on track. We have a great team in place to execute our strategies.”

Fourth Quarter and Full-Year Ended December 31, 2010 Financial Results:
Revenue (in thousands) was comprised of the following:

	Quarter Ended December 31,
	2010		2009
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$89,558	78.5%	$92,658	81.1%	(3.3)%
Joining fees	1,272	1.1%	2,426	2.1%	(47.6)%

Membership revenue	90,830	79.6%	95,084	83.2%	(4.5)%

Personal training revenue	16,657	14.6%	13,275	11.6%	25.5%
Other ancillary club revenue	5,402	4.8%	5,002	4.4%	8.0%

Ancillary club revenue	22,059	19.4%	18,277	16.0%	20.7%
Fees and other revenue	1,176	1.0%	961	0.8%	22.4%

Total revenue	$114,065	100.0%	$114,322	100.0%	(0.2)%

Total revenue for Q4 2010 decreased $257,000, or 0.2% compared to Q4 2009. For Q4 2010, revenues increased $253,000 at the four clubs opened or acquired subsequent to December 31, 2008 offset by decreases in revenue of 2.0% or $2.2 million at our clubs opened or acquired prior to December 31, 2008 and $822,000 related to the 10 clubs that were closed subsequent to December 31, 2008.
     In Q4 2010, we recognized $2.7 million of personal training revenue for unused and expired personal training sessions in three of the jurisdictions we operate in.
     Revenue at clubs operated for over 12 months (“comparable club revenue”), excluding the $2.7 million of unused and expired sessions recorded as personal training revenue, decreased 1.7% in Q4 2010 compared to Q4 2009.
Operating expenses:

	Quarter Ended
	December 31,
	2010	2009	Expense %
	Expense % of Revenue		Variance
Payroll and related	38.6%	41.5%	(7.1)%
Club operating	37.2%	36.6%	1.4%
General and administrative	5.7%	6.3%	(9.8)%
Depreciation and amortization	10.5%	11.8%	(11.4)%
Impairment of fixed assets	—%	1.8%	(100.0)%
Impairment of internal use software	—%	8.9%	(100.0)%

Operating expenses	92.0%	106.9%	(14.1)%

Total operating expenses decreased 14.1% for Q4 2010 compared to Q4 2009. Operating expenses were impacted by a 2.5% decrease in the total months of clubs in operation. Total operating expense in Q4 2009 included $12.3 million of impairment charges. Without giving effect to these Q4 2009 charges, operating expenses decreased by 4.5% in Q4 2010 compared to Q4 2009. Operating margin was 8.0% for Q4 2010, which includes the benefit of $2.7 million of revenue from unused and expired personal training sessions, compared to (6.9)% for Q4 2009.
     Payroll and related. The decreases in payroll and related expenses in Q4 2010 compared to Q4 2009 were principally related to the effects from the decrease in total club months of operation and payroll expense related to membership consultants. The amount of membership consultant payroll deferred over the prior two years has been declining with our decline in joining fees collected. We limit the amount of payroll costs that we defer to the amount of joining fees collected. This resulted in a decrease in membership consultant commissions expensed in Q4 2010 relating to deferrals established in prior years. Also contributing to this decrease was the increase in the amount of payroll costs deferred in full-year 2010 compared to the full-year 2009 as joining fees collected increased in 2010.
     General and administrative. Decreases in Q4 2010 general and administrative expenses compared to Q4 2009 were principally attributable to our cost reduction efforts within various general and administrative expense accounts, including reductions in general liability insurance and information and communication costs.
     Depreciation and amortization. Depreciation and amortization decreased in Q4 2010 due to the closing of one club subsequent to December 31, 2009 and the effect of the fixed asset impairment write-offs in the year ended December 31, 2009 and the first half of 2010.
     Impairment of fixed assets. In Q4 2009, we recorded fixed asset impairment charges of $2.1 million, representing the write-off of fixed assets at four underperforming clubs. There were no fixed asset impairment charges in Q4 2010.
     Impairment of internal-use software. In Q4 2009, we recorded a $10.2 million impairment charge related to an internally developed software project. Although the software project was not yet completed and is the subject of litigation, we determined that it is not probable that we would continue in the development of this project. There were no such impairment charges in Q4 2010.
     Corporate income taxes. In Q4 2010, we recorded a provision for corporate income taxes of $3.0 million and in Q4 2009 we recorded a benefit for corporate income taxes of $5.2 million. Q4 2010 includes the correction of an accounting error that resulted in additional provision for corporate income taxes. In Q4 2010, we identified un-reconciled temporary deductible differences, mainly related to fixed assets, which gave rise to deferred tax assets of $357,000. These un-reconciled temporary differences principally relate to periods prior to 2008. As we were unable to identify a specific transaction that created this un-reconciled difference, such as the disposal of a certain asset, a current deduction could not be taken on our 2010 tax return. Accordingly, we wrote-off the deferred tax asset. We do not believe that this error correction is material to the current or prior reporting periods.
Net income for Q4 2010 was $1.3 million compared to a net loss of $7.3 million for Q4 2009.
For the full-year ended December 31, 2010, total revenue decreased $23.0 million, or 4.7%, compared to full-year 2009. Operating margin was 4.0% for 2010 compared to 1.6% for 2009. For 2010, we recorded fixed asset impairment charges of $3.3 million compared to $6.7 million in 2009. For 2009, we recorded an internal-use software impairment charge of $10.2 million. Net loss was $290,000 compared to net loss of $5.7 million for 2009.
Cash flow from operating activities for full-year 2010 totaled $51.2 million, a decrease of $25.0 million from full-year 2009. The decrease was related to the decrease in earnings, excluding depreciation and amortization and impairment of fixed assets of $12.6 million, and increases in cash paid for interest of $7.6 million. In addition, our landlord contributions decreased $4.7 million in full-year 2010 when compared with that of 2009 and prepaid rent increased approximately $5.0 million, which reduced our 2010 cash flows from operations compared to 2009. Deferred revenue and deferred membership costs increased $1.8 million in the aggregate in 2010 and decreased $1.4 million in the aggregate in 2009, offsetting the decrease in cash.
First Quarter 2011 Business Outlook:
We are limiting our guidance to the first quarter of 2011. Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the first quarter of 2011 includes the following:
•	Revenue for Q1 2011 is expected to be between $115.5 million and $116.5 million versus $117.8 million for Q1 2010. As percentages of revenue, we expect Q1 2011 payroll and related expenses to approximate 39.7%, club operating expenses to approximate 38.0%, general and administrative expenses to approximate 7.0% and depreciation and amortization to approximate 11%.

•	We expect net income for Q1 2011 of between breakeven and $500,000, and earnings per share to be in the range of $0.00 per share to $0.02 per share, assuming a 34% effective tax rate and 22.8 million weighted average fully diluted shares outstanding.
Investing Activities Outlook:
For the year ending December 31, 2011, we currently plan to invest $29.0 million to $32.0 million in capital expenditure, which represents an increase from $22.0 million of capital expenditures in 2010. This amount includes approximately $7.5 million to $8.5 million related to the two planned club openings in the second half of 2011, approximately $15.5 million to continue to upgrade existing clubs and $4.3 million principally related to major renovations at clubs with recent lease renewals and upgrading our in-club entertainment system network. We also expect to invest $2.0 million to $3.0 million to enhance our management information and communication systems.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “First Quarter 2011 Business Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of December 31, 2010, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 493,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Tuesday February 22, 2011 at 4:30 PM (Eastern) to discuss the fourth quarter and full-year results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning February 23, 2011.
From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alert” section at http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 1650
Investor.relations@town-sports.com
or
Integrated Corporate Relations, Joseph Teklits
(203) 682-8390
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and 2009
(All figures in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$38,803	$10,758
Accounts receivable, net	5,258	4,295
Inventory	217	224
Prepaid corporate income taxes	7,342	1,274
Prepaid expenses and other current assets	13,213	10,264

Total current assets	64,833	26,815
Fixed assets, net	309,371	340,277
Goodwill	32,794	32,636
Intangible assets, net	44	149
Deferred tax assets, net	41,883	50,581
Deferred membership costs	5,934	6,079
Other assets	9,307	10,929

Total assets	$464,166	$467,466

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$14,550	$1,850
Accounts payable	4,008	6,011
Accrued expenses	27,477	23,656
Accrued interest	6,579	6,573
Deferred revenue	35,106	35,346

Total current liabilities	87,720	73,436
Long-term debt	301,963	316,513
Deferred lease liabilities	67,180	71,438
Deferred revenue	3,166	1,488
Other liabilities	11,082	12,824

Total liabilities	471,111	475,699
Stockholders’ deficit:
Common stock	23	23
Paid-in capital	(21,788)	(22,572)
Accumulated other comprehensive income (currency translation adjustment)	2,121	1,327
Retained earnings	12,699	12,989

Total stockholders’ deficit	(6,945)	(8,233)

Total liabilities and stockholders’ deficit	$464,166	$467,466

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the quarters and years ended December 31, 2010 and 2009
(All figures in thousands except share and per share data)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Club operations	$112,889	$113,361	$457,626	$480,731
Fees and other	1,176	961	4,761	4,661

	114,065	114,322	462,387	485,392

Operating Expenses
Payroll and related	44,058	47,411	185,583	193,891
Club operating	42,412	41,808	174,135	178,854
General and administrative	6,493	7,196	28,773	31,587
Depreciation and amortization	11,990	13,538	52,202	56,533
Impairment of fixed assets	—	2,104	3,254	6,708
Impairment of internal-use software	—	10,194	—	10,194

	104,953	122,251	443,947	477,767

Operating income (loss)	9,112	(7,929)	18,440	7,625
Interest expense	5,490	5,028	21,158	20,972
Interest income	(69)	(1)	(145)	(3)
Equity in the earnings of investees and rental income	(586)	(424)	(2,139)	(1,876)

Income (loss) before provision (benefit) for corporate income taxes	4,277	(12,532)	(434)	(11,468)
Provision (benefit) for corporate income taxes	3,002	(5,186)	(144)	(5,800)

Net income (loss)	$1,275	$(7,346)	$(290)	$(5,668)

Earnings (loss) per share:
Basic	$0.06	$(0.33)	$(0.01)	$(0.25)
Diluted	$0.06	$(0.33)	$(0.01)	$(0.25)
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	22,659,361	22,572,990	22,634,233	22,720,935
Diluted	22,858,573	22,572,990	22,634,233	22,720,935

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2010 and 2009
(All figures in thousands)
(Unaudited)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(290)	$(5,668)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	52,202	56,533
Impairment of fixed assets	3,254	6,708
Impairment of internal-use software	—	10,194
Impairment of goodwill	—	—
Non cash interest expense on Senior Discount Notes	—	1,203
Write-off of deferred financing costs	—	100
Amortization of debt issuance costs	1,011	896
Non-cash rental expense, net of non-cash rental income	(5,552)	(2,494)
Compensation expense incurred in connection with stock options and common stock grants	1,336	1,704
Decrease (increase) in deferred tax asset	8,643	(8,315)
Net change in certain operating assets and liabilities	(8,243)	3,262
Decrease in deferred membership costs	145	8,383
Landlord contributions to tenant improvements	100	4,817
(Decrease) increase in insurance reserves	(1,119)	601
Other	(249)	(1,683)

Total adjustments	51,528	81,909

Net cash provided by operating activities	51,238	76,241

Cash flows from investing activities:
Capital expenditures	(22,035)	(49,277)
Insurance proceeds received	—	—

Net cash used in investing activities	(22,035)	(49,277)

Cash flows from financing activities:
Proceeds from borrowings on Revolving Loan Facility	—	86,000
Repayment of borrowings on Revolving Loan Facility	—	(105,000)
Repayment of long term borrowings	(1,850)	(1,850)
Costs relating to deferred financing	—	(615)
Change in book overdraft	—	—
Repurchase of common stock	—	(5,355)
Proceeds from stock option exercises	85	36
Tax benefit from stock option exercises	—	21

Net cash used in financing activities	(1,765)	(26,763)

Effect of exchange rate changes on cash	607	158

Net increase in cash and cash equivalents	28,045	359
Cash and cash equivalents beginning of period	10,758	10,399

Cash and cash equivalents end of period	$38,803	$10,758

Summary of the change in certain operating assets and liabilities:
(Increase) decrease in accounts receivable	$(951)	$222
Decrease (increase) in inventory	9	(80)
(Increase) decrease in prepaid expenses and other current assets	(2,532)	2,260
Increase in accrued interest on Senior Discount Notes	—	6,346
Increase (decrease) in accounts payable, accrued expenses and accrued interest	(419)	(4,211)
Change in prepaid corporate income taxes and corporate income taxes payable	(6,016)	6,895
Increase (decrease) in deferred revenue	1,666	(8,170)

Net change in certain working capital components	$(8,243)	$3,262